Filed Pursuant to Rule 424(b)(2)
Registration Number 333-169477

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 20, 2010

$250,000,000

2.70% Notes due October 1, 2015

We will pay interest on the Notes on April 1 and October 1 of each year, commencing April 1, 2011. The Notes will mature on October 1, 2015.

We may redeem the Notes in whole or in part at any time or from time to time at the redemption price calculated as described in this prospectus supplement. See “Description of the Notes — Optional Redemption.” There is no sinking fund for the Notes.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

	Price to Public (1)	Underwriting Discounts	Proceeds, before expenses, to us (1)
Per Note	99.819%	0.600%	99.219%
Total	$249,547,500	$1,500,000	$248,047,500

(1)	Plus accrued interest, if any, from October 1, 2010, if settlement occurs after that date.

We expect that delivery of the Notes will be made to investors through the book-entry delivery system of The Depository Trust Company on or about October 1, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint-Book Running Managers

BofA Merrill Lynch	RBS	Scotia Capital

Co-Managers

KeyBanc Capital Markets	SunTrust Robinson Humphrey

The date of this prospectus supplement is September 27, 2010.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2.70% Notes due October 1, 2015	$250,000,000	$17,825 (1)

(1)	Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. Some of the information in the accompanying prospectus does not apply to this offering. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters specifying the final terms of the offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on this information in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and any written communication from us specifying the final terms of the offering, is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context indicates otherwise, the words “PHI,” “the company,” “we,” “our,” “ours” and “us” refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference.

Pepco Holdings, Inc.

We are a holding company that, through our operating subsidiaries, is engaged primarily in the distribution, transmission and default supply of electricity and the delivery and supply of natural gas.

Power Delivery

Our primary business is our power delivery business, which we conduct through our three regulated utility subsidiaries: Potomac Electric Power Company, or Pepco, Delmarva Power & Light Company, or DPL, and Atlantic City Electric Company, or ACE, each of which is a regulated public utility in the jurisdictions that comprise its service territory. Each company is responsible for the delivery of electricity and, in the case of DPL, also natural gas, in its service territory, for which it is paid tariff rates established by the applicable local public service commission. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. Pepco, DPL and ACE are also responsible for the transmission of wholesale electricity into and across their service territories. The rates each company is permitted to charge for the wholesale transmission of electricity are regulated by the Federal Energy Regulatory Commission.

Other Business Operations

Through our subsidiary, Pepco Energy Services, Inc. and its subsidiaries, we provide energy savings performance contracting services, principally to federal, state and local government customers. Our subsidiary, Potomac Capital Investment Corporation, maintains a portfolio of cross-border energy lease investments involving public utility assets (primarily consisting of hydroelectric generation and coal-fired electric generating facilities and natural gas distribution networks) located outside of the United States.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

The Offering

Issuer	Pepco Holdings, Inc.

Securities Offered	$250,000,000 aggregate principal amount of 2.70% Notes due October 1, 2015.

Maturity Date	The Notes will mature on October 1, 2015.

Interest Rate	The interest rate on the Notes is 2.70% per annum.

Interest Payment Dates	April 1 and October 1 of each year, commencing on April 1, 2011.

Ranking	The Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and other liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations. Because we are a holding company and conduct our operations through our subsidiaries, holders of the Notes will, in effect, have a position junior to the claims of the creditors, including debtholders, and the preferred stockholders of our subsidiaries.

Optional Redemption	We may redeem all or any portion of the Notes at any time or from time to time at the make-whole redemption price calculated as described under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest.

Use of Proceeds	We estimate that the net proceeds we will receive from the sale of the Notes will be approximately $247.8 million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use the net proceeds to repay existing indebtedness. See “Use of Proceeds.”

Sinking Fund	None.

Risk Factors	You should read the “Risk Factors” section, beginning on page S-3 of this prospectus supplement, to understand some of the risks associated with an investment in the Notes.

RISK FACTORS

Investing in the Notes involves risks. Before deciding to invest in the Notes, you should consider carefully the risks identified and discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Additionally, you should consider carefully the discussion of the risks and uncertainties that relate specifically to this offering of Notes and are set forth below, as well as any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or free writing prospectus that we issue in connection with this offering of Notes. The risk factors we discuss in these documents are those that we currently believe may materially affect us or the Notes. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may have a material adverse effect on our business, financial condition or results of operations, or could adversely affect the value of the Notes offered by this prospectus supplement.

We cannot assure you that an active trading market for the Notes will develop.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Notes or the ability of the noteholders to sell their Notes.

The underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the Notes does not develop, purchasers may be unable to resell the Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the Notes may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions under the federal securities laws.

The future trading price of the Notes is subject to fluctuation.

Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the liquidity of the market for the Notes and the market for similar securities. Future trading prices of the Notes also may be affected by our business, results of operations and credit ratings, and also could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which noteholders will be able to sell their Notes.

The Notes will be, in effect, subordinated to the indebtedness and any preferred stock of our subsidiaries to the extent of the assets of those subsidiaries.

The Notes are not secured by any assets and are not guaranteed by any of our subsidiaries. Because the claims of our subsidiaries’ creditors, including debtholders, and the preferred stockholders of our ACE subsidiary are superior to our entitlement, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the Notes will be, in effect, subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. The Indenture under which the Notes are issued contains no restrictions on the amount of debt or preferred stock issuable by our subsidiaries and does not limit the ability of our subsidiaries to grant a lien on any of their assets other than the capital stock of their significant subsidiaries. See “Description of Debt Securities — Limitation on Liens” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the Notes will be approximately $247.8 million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds, along with funds from other sources, to retire (by redemption, tender offer or purchase) an aggregate of $250 million in principal amount of any one or more of the following series of our notes, as determined at the discretion of our management, (a) 5.90% Senior Notes due December 12, 2016, of which a principal amount of $200 million is outstanding, (b) 6.00% Senior Notes due April 26, 2019, of which a principal amount of $200 million is outstanding, and (c) 6.125% Senior Notes due June 1, 2017, of which a principal amount of $121 million is outstanding. The determination of which series to retire, and the portion thereof, will depend on a combination of factors, including the interest rate, maturity and cost to repay the indebtedness of the respective series. Pending the use of the proceeds to retire indebtedness, we intend to use the net proceeds from this offering to repay commercial paper or to invest in short-term, interest bearing investments. As of August 31, 2010, Pepco Holdings, Inc. had $222.5 million of outstanding commercial paper with a weighted average interest rate of 0.68%.

CAPITALIZATION

The table below shows our capitalization as of June 30, 2010:

•	on an actual consolidated basis;

•	on a pro forma basis to reflect the sale on July 1, 2010 of our Conectiv Energy wholesale power generation business and the use of the net proceeds realized from that sale; and

•	on a pro forma basis, as adjusted to give effect to the sale of the Notes offered hereby and the use of the net proceeds of this offering.

You should read this table along with our consolidated financial statements and the related notes incorporated by reference in the accompanying prospectus.

Pepco Holdings, Inc.

(In Millions)

	As of June 30, 2010
	Actual	Pro Forma	Pro Forma, As Adjusted
Short-term debt (a)	$988	$600	$650
Long-term debt (b)	3,595	3,595	3,595
Current maturities of long-term debt and project funding (c)	1,051	107	107
Transition bonds issued by ACE Funding	351	351	351
Capital lease obligations due within one year	7	7	7
Capital lease obligations	89	89	89
Long-term project funding	16	16	16
Non-controlling interest (d)	6	6	6
Shareholders’ Equity (e)	4,222	4,144	4,114

Total Capitalization	$10,325	$8,915	$8,935

(a)	Actual includes $672 million PHI short-term debt, $170 million of subsidiary short-term debt and $146 million of subsidiary variable rate demand bonds.

Pro Forma reflects the following:

•	The repayment on July 1, 2010, of an outstanding short-term debt balance of $450 million, plus accrued interest.

•

Estimated short-term borrowings in the amount of $62 million to contribute toward the funding of expected income tax payments related to the sale of our Conectiv Energy wholesale power generation business and premium payments incurred in connection with the retirement of current maturities of long-term debt.

Pro Forma, As Adjusted, reflects estimated additional short-term borrowings to pay debt redemption premiums expected to be incurred in connection with the retirement of outstanding long-term debt with the proceeds from the sale of the Notes offered hereby.

(b)	Actual includes $706 million of PHI’s long-term debt. Pro Forma, As Adjusted, reflects (i) the issuance of the Notes offered hereby and (ii) the use of the net proceeds and additional cash to retire an equal principal amount of long-term debt. Under each column, long-term debt is shown net of unamortized original issue discount.
(c)	Actual includes $944 million of PHI’s long-term debt treated as a current maturity by reason of the transactions reflected in the corresponding Pro Forma column, as described below.

Pro Forma reflects the following:

•	The repurchase on July 2, 2010 of $640 million in aggregate principal amount of PHI’s 6.45% Senior Notes due 2012, pursuant to a cash tender offer commenced by PHI on June 21, 2010.

•	The redemption on July 8, 2010 of $110 million remaining principal amount of PHI’s 6.45% Senior Notes due 2012.

•	The repurchase on July 20, 2010, of $129 million aggregate principal amount of PHI’s 6.125% Senior Notes due 2017, pursuant to a cash tender offer commenced on June 21, 2010.

•	The repurchase on July 20, 2010, of $65 million aggregate principal amount of PHI’s 7.45% Senior Notes due 2032, pursuant to a cash tender offer commenced by PHI on June 21, 2010.

(d)	Consists of redeemable serial preferred stock of Atlantic City Electric Company.
(e)	Pro Forma reflects after-tax extinguishment debt costs incurred in connection with the long-term debt retirements described in note (c) above ($71 million) and after-tax charge anticipated in the third quarter 2010 ($7 million) associated with the sale of the Conectiv Energy wholesale power generation business. Pro Forma, As Adjusted, reflects estimated after-tax debt extinguishment cost associated with the use of the net proceeds and additional cash to retire an equal principal amount of long-term debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PHI

The following table contains selected historical consolidated financial information for PHI derived from our financial statements. The selected historical consolidated financial information as of and for the six months ended June 30, 2010 is derived from our unaudited financial statements as of and for the six months ended June 30, 2010, and the selected historical consolidated financial information as of and for the years ended December 31, 2009, 2008 and 2007 is derived from our audited financial statements as of and for the years ended December 31, 2009, 2008 and 2007, in each case as revised to reflect the classification of our Conectiv Energy segment as a discontinued operation as set forth in our Current Report on Form 8-K dated September 17, 2010. The selected historical consolidated financial information should be read in conjunction with the financial statements and related notes thereto incorporated by reference herein. The financial results for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for an entire year.

Pepco Holdings, Inc.

(In Millions)

	As of and for the Six Months Ended June 30, 2010		As of and for the Year Ended December 31,
			2009		2008		2007
Income Statement Data
Operating revenue	$3,455		$7,402		$8,059	(a)	$7,613
Operating expenses	3,131		6,754	(b)	7,510		6,953	(c)
Operating income	324		648		549		660
Net income from continuing operations	104		223		183		264
Net (loss) income	(18	)(d)	235		300		334

Balance Sheet Data
Total assets	$15,873		$15,779		$16,133		$15,111

Capitalization and Short-Term Debt
Short-term debt	$988		$530		$465		$289
Long-term debt	3,595		4,470		4,859		4,175
Current maturities of long-term debt and project funding	1,051		536		85		332
Transition bonds issued by ACE Funding	351		368		401		434
Capital lease obligations due within one year	7		7		6		6
Capital lease obligations	89		92		99		105
Long-term project funding	16		17		19		21
Non-controlling interest	6		6		6		6
Shareholders’ equity	4,222		4,256		4,190		4,018

Total capitalization:	$10,325		$10,282		$10,130		$9,386

(a)	Includes a pre-tax charge of $124 million ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in income taxes is a $7 million after-tax charge for the additional interest accrued on the related tax obligation.
(b)	Includes $40 million ($24 million after-tax) gain related to settlement of Mirant bankruptcy claims.
(c)	Includes $33 million ($20 million after-tax) from settlement of Mirant bankruptcy claims.
(d)	Includes a $122 million net loss from discontinued operations, net of tax, which includes the recognition of an estimated write-down associated with the sale of our Conectiv Energy wholesale power generation business and estimated losses associated with the disposition of the other assets and businesses of Conectiv Energy.

DESCRIPTION OF THE NOTES

General

The following description of the Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under an Indenture between us and The Bank of New York Mellon, as trustee, dated as of September 6, 2002. This description is not complete, and we refer you to the accompanying prospectus and the Indenture.

Purchases of Notes or beneficial interests therein may be made in denominations of $1,000 or integral multiples of $1,000 in excess thereof.

Maturity, Interest and Payment

The Notes will mature on October 1, 2015 and will bear interest at a rate of 2.70% per annum. Interest on the Notes will be payable April 1 and October 1 of each year, commencing April 1, 2011. Interest payable on each interest payment date will be paid to the persons in whose names the Notes are registered at the close of business on the fifteenth day of the month preceding the month in which such interest payment date occurs, except that interest payable at maturity will be paid to the person to whom principal is paid. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date.

Optional Redemption

We may redeem any of the Notes in whole or in part, at our option, at any time or from time to time prior to their maturity, at the redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes being redeemed or

(ii)	the Make-Whole Amount for the Notes being redeemed,

plus, in each case, accrued interest on such Notes to the redemption date (calculated assuming a 360-day year consisting of twelve 30-day months and for any period shorter than a full month on the basis of the actual number of days elapsed in such period).

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the yield for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update, or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations actually obtained by the trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates” or any successor publication published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest (not including the portion of any scheduled payment of interest which accrued prior to the redemption date) on the Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points.

“Reference Treasury Dealer” means RBS Securities Inc. and its successors; provided, however, that we may substitute therefor another primary United States Treasury securities dealer in New York City.

“Reference Treasury Dealer Quotations” means, with respect to any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will give notice of our intent to redeem the Notes at least 30 days, but no more than 60 days, prior to the redemption date.

If at the time notice of redemption is given the redemption moneys are not on deposit with the trustee, then the redemption may be subject to the receipt of such moneys on or before the redemption date, and if such condition is contained in the notices of redemption, such notice shall be of no effect unless such moneys are received.

Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Additional Notes

The Notes are initially being offered in the aggregate principal amount of $250,000,000. We may from time to time, without the consent of the holders and under certain conditions, create and issue additional Notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such additional Notes would be consolidated and form a single series with the Notes and would have the same terms as to status, redemption, or otherwise as the Notes.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Authentication

Under the indenture, the trustee is obligated to authenticate and deliver the Notes upon receipt of (i) an instrument establishing the form and terms of the Notes; (ii) a company order requesting the authentication and delivery of the Notes by the trustee; (iii) the Notes executed by one of our authorized officers; and (iv) an opinion of counsel pertaining to certain matters relating to the issuance of the Notes.

Payment and Paying Agents

Principal, premium, if any, and interest on the Notes at maturity will be payable upon presentation of the Notes at the corporate trust office of The Bank of New York Mellon, in The City of New York, as paying agent for the Notes. Interest on the Notes payable prior to maturity shall be paid by check mailed to the person entitled thereto, as such address appears on the security register for the Notes or by wire transfer to an account designated by the person entitled thereto. We may change the place of payment on the Notes, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Book-Entry Only — The Depository Trust Company

The Notes will trade through The Depository Trust Company, or DTC. The Notes will be issued in fully registered form and will be evidenced by one or more global Notes registered in the name of DTC’s nominee, Cede & Co. The global Notes will be deposited with the trustee as custodian for DTC.

DTC is a New York limited-purpose trust company, a New York banking organization, a New York clearing corporation, a member of the Federal Reserve System and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities for its participants and also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and those using its system are on file with the Securities and Exchange Commission.

Purchases of the Notes within the DTC system must be made through participants, which will receive a credit for the Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Notes. Transfers of ownership interests on the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.

Neither DTC, nor Cede & Co., will itself consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those participants to whose accounts the Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of redemption proceeds, principal of and interest on the Notes will be made to Cede & Co. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us. Payment of redemption proceeds, principal and interest to Cede & Co. is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

A beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving us or the trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for the accuracy of this information.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement between us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the respective principal amount of the Notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$62,500,000
RBS Securities Inc.	62,500,000
Scotia Capital (USA) Inc.	62,500,000
KeyBanc Capital Markets Inc.	31,250,000
SunTrust Robinson Humphrey, Inc.	31,250,000

Total	$250,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if one or more underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of Notes may be terminated.

The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.35% of the principal amount per Note. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per Note on sales to other broker-dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms.

We estimate that our out of pocket expenses for this offering will be approximately $200,000.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

We have agreed to indemnify the underwriters against certain liabilities, including, but not limited to, liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transaction and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the bonds originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time without notice.

In the ordinary course of business, the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our subsidiaries, for which they received or will receive customary fees or compensation.

We expect that delivery of the Notes offered hereby will be made against payment thereof on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the pricing of the Notes (this settlement cycle being referred to as “T+4”). SEC Rule 15c6-1 under the Exchange Act generally requires trades in the secondary market to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the day of pricing will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Kirk J. Emge, Esq., our General Counsel, and by Covington & Burling LLP, Washington, D.C., and for the underwriters by Dewey & LeBoeuf LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POM.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3 filed with the SEC under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sales of the securities offered hereby.

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Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010 (File No. 001-31403) and our Current Report on Form 8-K filed with the SEC on September 17, 2010 (File No. 001-31403), which revises and supersedes our consolidated financial statements and certain of the accompanying footnotes for each of the three years in the period ending December 31, 2009, Management’s Discussion and Analysis of Financial Condition and Results of Operations and certain other financial information in the Form 10-K to reflect the classification of our Conectiv Energy segment as a discontinued operation;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 7, 2010 (File No. 001-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 6, 2010 (File No. 001-31403); and

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Our Current Reports on Form 8-K filed with the SEC on January 8, 2010, April 21, 2010, May 5, 2010, May 24, 2010, July 1, 2010, July 6, 2010, July 8, 2010 and July 20, 2010 and our Current Report on Form 8-K/A filed with the SEC on September 20, 2010 (which amends our Current Report on Form 8-K filed with the SEC on September 17, 2010) (File No. 001-31403)

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. The telephone number is (202) 872-2900.

PROSPECTUS

Debt Securities

Common Stock

This prospectus relates to debt securities and common stock that we may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a prospectus supplement accompanying this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell the securities on a continuous or delayed basis to or through one or more underwriters, dealers or agents, or directly to purchasers.

Our common stock is listed on the New York Stock Exchange under the symbol “POM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2010.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of that document and that any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanying prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus, including information about us. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and the prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits may be filed with the registration statement or may be incorporated by reference to earlier SEC filings listed in the registration statement or subsequent filings that we may make under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In this prospectus, unless the context indicates otherwise, the words “PHI,” “Pepco Holdings,” “the company,” “we,” “our,” “ours” and “us” refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, the accompanying prospectus supplement and information incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained in this prospectus or the accompanying prospectus supplement or incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

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Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of transmission and distribution facilities, and the recovery of purchased power expenses;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

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•	Population growth rates and demographic patterns;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in accounting standards or practices;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	The ability to obtain funding in the capital markets on favorable terms;

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Rules and regulations imposed by federal and/or state regulatory commissions, PJM Interconnection, LLC, the North American Electric Reliability Corporation and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Pace of entry into new markets;

•	Volatility in customer demand for electricity and natural gas;

•	Interest rate fluctuations and credit and capital market conditions; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as of the date of this prospectus or the prospectus supplement, as applicable, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The foregoing review of factors should not be construed as exhaustive.

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PEPCO HOLDINGS, INC.

We are a holding company that, through our operating subsidiaries, is engaged primarily in the distribution, transmission and default supply of electricity and the delivery and supply of natural gas.

Power Delivery

Our primary business is our power delivery business, which we conduct through our three regulated utility subsidiaries: Potomac Electric Power Company, or Pepco, Delmarva Power & Light Company, or DPL, and Atlantic City Electric Company, or ACE, each of which is a regulated public utility in the jurisdictions that comprise its service territory. Each company is responsible for the delivery of electricity and, in the case of DPL, also natural gas in its service territory, for which it is paid tariff rates established by the applicable local public service commission. Each company also provides default electricity supply, which is the supply of electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. Pepco, DPL and ACE are also responsible for the transmission of wholesale electricity into and across their service territories. The rates each company is permitted to charge for the wholesale transmission of electricity are regulated by the Federal Energy Regulatory Commission.

Other Business Operations

Through our subsidiary, Pepco Energy Services, Inc. and its subsidiaries, we provide energy savings performance contracting services, principally to federal, state and local government customers. Our subsidiary, Potomac Capital Investment Corporation, holds a portfolio of cross-border energy lease investments involving public utility assets (primarily consisting of hydroelectric generation and coal-fired electric generating facilities and natural gas distribution networks) located outside of the United States.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus as described in the accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the six months ended June 30, 2010, and for each year in the five-year period ended December 31, 2009.

	Six Months Ended June 30, 2010	Twelve Months Ended December 31,
		2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges	1.86	1.88	1.82	2.16	2.02	2.63

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income from continuing operations, plus taxes based on income, plus fixed charges, less subsidiary capitalized interest. Fixed charges consist of interest expense, capitalized interest, interest factor in rentals and pre-tax preferred stock dividend requirements of subsidiaries.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer under this prospectus. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus.

The debt securities will be issued in one or more series under the Indenture, dated as of September 6, 2002 as amended, between us and The Bank of New York Mellon, as trustee. The statements below are summaries of the material terms of the Indenture. In addition to this summary, you are urged to review the Indenture, which is incorporated by reference as an exhibit to the registration statement under which the debt securities are registered.

General

We may issue an unlimited amount of debt securities under the Indenture. Debt securities issued under the Indenture will rank equally with all of our other unsecured and unsubordinated debt and liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations.

The prospectus supplement will describe the terms of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any;

•	the currency or currency unit of payment if other than United States dollars;

•

the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;

•	any redemption, repayment or sinking fund provisions;

•	the place or places where the principal, premium, if any, and interest on the debt securities will be payable;

•	the denominations in which the debt securities will be issuable;

•	the index, if any, with reference to which the amount of principal, premium, if any, or interest on the debt securities will be determined;

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any addition to or change in the events of default set forth in the Indenture applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants set forth in the Indenture; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indenture.

The Indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the debt securities special protection in the event of a highly leveraged transaction.

Conversion or Exchange

If any debt securities being offered are convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange.

Structural Subordination

We are a holding company that conducts all of our operations through subsidiaries. Because the claims of our subsidiaries’ creditors, including debtholders, and preferred stock holders, if any, are superior to our claims, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the debt securities will be subordinated to all existing and future liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries and to the obligations of our subsidiaries to the holders of any outstanding preferred stock. Each of our regulated utility subsidiaries has outstanding indebtedness, and ACE has outstanding shares of preferred stock. The provisions of the Indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Payment and Paying Agents

Unless the prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (Indenture, Section 307)

Unless the prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Indenture, Section 602)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Indenture, Section 603)

Registration and Transfer

The debt securities will be issued only in fully registered certificated or book-entry form without coupons and, except as may otherwise be provided in the prospectus supplement or a pricing supplement, in denominations of $1,000 or any multiple thereof.

If debt securities at any time are issued in certificated form, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Indenture, Section 602)

No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date on which notice of redemption of any debt securities of that series is mailed or any debt security that is selected for redemption. (Indenture, Section 305)

Defeasance and Discharge

The Indenture provides that we may defease and be discharged from all obligations with respect to the debt securities and the Indenture, which we refer to as legal defeasance, or be released from our obligations under certain covenants under the Indenture with respect to the debt securities (as described below) such that our failure to comply with the defeased covenants will not constitute an Event of Default, which we refer to as covenant defeasance. Following a legal defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default. Following a covenant defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default caused by our failure to comply with the defeased covenants or an Event of Default relating to our bankruptcy, insolvency or reorganization.

If we satisfy the conditions necessary to effect a covenant defeasance with respect to a series of debt securities, we will be released from our obligations under:

(i)	the covenants in the Indenture relating to limitations on liens or consolidations, mergers or sales of assets (see “Limitations on Liens” and “Consolidation, Merger and Sale of Assets” below); and

(ii)	any covenants applicable specifically to the series that were established by the instruments creating the series.

We may effect a legal defeasance or a covenant defeasance if:

(i)	we irrevocably deposit in trust with the trustee money or Eligible Obligations (which are defined in the Indenture and principally consist of obligations of, or guaranteed by, the United States) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal, premium, if any, and interest on, the debt securities;

(ii)	no default or Event of Default with respect to the applicable series of debt securities has occurred and is continuing;

(iii)	the legal defeasance or covenant defeasance will not:

(a)	cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

(b)	result in the trust arising from the deposit with the trustee of funds to pay all amounts due under the debt securities constituting, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(c)	result in a breach or violation of, or constitute a default under, the Indenture or any other agreement to which we are a party or by which we are bound; and

(d)	cause any debt securities then listed on any national securities exchange to be delisted;

(iv)	we deliver to the trustee a customary opinion of counsel (in addition to the tax opinion described below);

(v)	we deliver to the trustee an opinion of counsel to the effect that the holders of the affected debt securities will:

(a)	not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance; and

(b)	be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

In the case of legal defeasance, the opinion also must state that either (1) we have received from, or there has been published by, the Internal Revenue Service a ruling or (2) there has been a change in applicable federal income tax law;

(vi)	we comply with any additional terms, conditions or limitations imposed in any supplemental indenture relating to the debt securities defeased;

(vii)	we pay the applicable fees and expenses of the trustee; and

(viii)	we deliver to the trustee a customary officer’s certificate stating that we have complied with all conditions precedent to the legal defeasance or the covenant defeasance.

(Indenture, Article Seven)

Limitation on Liens

Unless otherwise defined in this prospectus, the capitalized terms used in the text of this section have the meanings given to such terms at the end of this section.

The Indenture provides that we will not, and will not permit any Significant Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Significant Subsidiary, now or hereafter owned by us or by any Significant Subsidiary, to secure any Indebtedness without also securing the outstanding debt securities issued under the Indenture equally and ratably with such Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to or prevent the creation or any extension, renewal or refunding of:

(i)	any mortgage, pledge, security interest, lien or encumbrance (collectively, “lien”) upon any capital stock created at the time it is acquired by us or any Significant Subsidiary or within 360 days after that time to secure all or any portion of the purchase price for the capital stock;

(ii)	any lien upon any capital stock existing at the time it (or any corporation or other legal entity that directly, or indirectly, owns such capital stock) is acquired by us or any Significant Subsidiary, whether or not the secured obligations are assumed by us or such Significant Subsidiary;

(iii)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)	the execution or enforcement of the lien is effectively stayed within 60 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 60-day period) and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

(b)	the payment of the lien is covered in full by insurance (except for the applicable deductibles) and the insurance company has not denied or contested coverage thereof; or

(c)	so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired; or

(iv)	any lien related to the financing of any property of any Significant Subsidiary, the obligee in respect of which has no recourse to us and recourse only to the assets of such Significant Subsidiary financed in whole or in part with the proceeds of the Indebtedness secured by such lien and the capital stock of such Significant Subsidiary; provided that the only property of such Significant Subsidiary is the property financed in whole or in part with the proceeds of the Indebtedness secured by such lien; provided further that the obligee referenced herein shall be deemed not to have recourse to us to the extent that we have entered into obligations to provide equity contributions (or credit support for such equity contributions or subordinated loans in lieu of equity contributions) or performance guarantees with respect to engineering, procurement or construction contracts or other project documents (excluding loan documents or other debt instruments) related to the assets being financed, or similar obligations, which obligations are, in nature and amount, then customary for project sponsors in connection with financings of the type contemplated in this clause (iv).

We refer to the liens permitted by clauses (i) through (iv) above as “Permitted Liens.”

For purposes of the restriction described in the preceding paragraph, “Indebtedness” means:

(i)	all indebtedness created or assumed by us or any Subsidiary for the repayment of money borrowed;

(ii)	all indebtedness for money borrowed secured by a lien upon property owned by us or any Subsidiary and upon which indebtedness for money borrowed we, or any Subsidiary, customarily pay interest, although we, or such Subsidiary, have not assumed or become liable for the payment of the indebtedness for money borrowed; and

(iii)	all indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or any Subsidiary or in effect guaranteed by us or such Subsidiary through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of us or any Subsidiary in respect of indebtedness for money borrowed or other obligations incurred by others.

“Assets” of any person mean the whole or any part of its business, property, assets, cash and receivables.

“Significant Subsidiary” means any Subsidiary the Assets of which constitute five percent or more of the total Assets of us and our Consolidated Subsidiaries as of the time that any mortgage, pledge, security interest, lien or encumbrance upon the capital stock of such Subsidiary is effected.

“Subsidiary” means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

Notwithstanding the foregoing, except as otherwise specified in the officers certificate, board resolution or supplemental indenture setting out the terms of a particular series of debt securities, we may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any lien, in addition to Permitted Liens, upon, capital stock of any Significant Subsidiary now or hereafter owned by us to secure any Indebtedness in an aggregate amount which, together with all other such Indebtedness so secured, does not exceed 15% of Consolidated Capitalization. For this purpose, “Consolidated Capitalization” means the sum of:

(i)	Consolidated Shareholders’ Equity;

(ii)	Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of us and our Consolidated Subsidiaries, inclusive of any that is due and payable within one year of the date the sum is determined;

(iii)	any preference or preferred stock of us or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions; and, without duplication; and

(iv)	any company obligated mandatorily redeemable preferred securities of subsidiary trusts.

The term “Consolidated Shareholders’ Equity” means the total Assets of us and our Consolidated Subsidiaries less all liabilities of us and our Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

(i)	indebtedness secured by property of us or any Consolidated Subsidiary, whether or not we or such Consolidated Subsidiary is liable for the payment of the indebtedness, unless, in the case that we or such Consolidated Subsidiary is not so liable, the property has not been included among the Assets of us or such Consolidated Subsidiary on the balance sheet;

(ii)	deferred liabilities;

(iii)	indebtedness of us or any Consolidated Subsidiary that is expressly subordinated in right and priority of payment to other liabilities of us or such Consolidated Subsidiary; and

(iv)	any company obligated mandatorily redeemable preferred securities of subsidiary trusts.

As used in this definition, “liabilities” includes preference or preferred stock of us or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

“Consolidated Subsidiary” means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of us in our consolidated financial statements as of that date.

The Indenture does not limit the ability of any of our Subsidiaries to grant liens upon any of their properties (other than the capital stock of their Significant Subsidiaries) or to transfer assets to Subsidiaries the capital stock of which may be subjected to liens. Furthermore, Permitted Liens, under some circumstances, could be placed on the capital stock of Significant Subsidiaries holding a significant portion of our assets. (Indenture, Section 608)

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as or substantially as an entirety to any entity, unless:

(i)	the surviving or successor entity is organized and validly existing under the laws of the United States, a state of the United States or the District of Columbia and it expressly assumes our obligations on all debt securities under the Indenture;

(ii)	immediately after giving effect to the transaction, no Event of Default under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the Indenture.

(Indenture, Section 1101)

Upon any consolidation with or merger into another person, or any conveyance or other transfer or lease of our properties and assets as or substantially as an entirety to any other person as described above, the successor person or the person to which such conveyance, transfer or lease is made would succeed to, and be substituted for, us under the Indenture, and may exercise every right and power of ours under the Indenture, and except in the case of a lease we would be relieved of all obligations and covenants under the Indenture and on the debt securities then outstanding. (Indenture, Section 1102)

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

(i)	there could be a disagreement between us and the holders of debt securities over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the Indenture and, consequently, whether a failure to assume such obligations would result in an Event of Default under the Indenture;

(ii)	in the event that the holders of debt securities attempt to declare an Event of Default and exercise their acceleration rights under the Indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase “substantially as an entirety”; and

(iii)	it may be difficult for holders of debt securities to declare an Event of Default and exercise their acceleration rights.

Event of Default

The term “Event of Default,” when used in the Indenture with respect to any series of debt securities issued thereunder, means any of the following:

(i)	failure to pay interest on any securities of such series of debt securities within 30 days after it is due;

(ii)	failure to pay the principal or premium, if any, on any securities of such series of debt securities when due;

(iii)	failure to perform or breach of any covenant or warranty in the Indenture, except for a covenant or a warranty that is solely for the benefit of one or more series of debt securities other than such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in aggregate principal amount of the debt securities of that series; provided, however, that if we initiate corrective action within 90 days after receipt of notice from the trustee or the holders of the debt securities, such period will be extended for as long as we continue to diligently pursue such action; or

(iv)	events of our bankruptcy, insolvency or reorganization specified in the Indenture.

(Indenture, Section 801)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902)

Remedies

If an Event of Default under the Indenture for any series of debt securities occurs and continues, the trustee or the holders of a majority in aggregate principal amount of the debt securities of such series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the Indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Indenture, Section 802)

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if

(i)	we have paid or deposited with the trustee a sum sufficient to pay:

(a)	all matured installments of interest on all debt securities of the series;

(b)	the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;

(c)	interest on overdue interest (to the extent allowed by law) and on principal and premium, if any, which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities; and

(d)	all amounts due to the trustee under the Indenture; and

(ii)	any other Event of Default under the Indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Indenture, Section 802)

The trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812) The trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or for any remedy under the Indenture, unless:

(i)	the holder has previously given to the trustee written notice of a continuing Event of Default under the Indenture;

(ii)	the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings;

(iii)	the trustee has failed to institute any proceeding for 60 days after notice; and

(iv)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture has occurred and is continuing, considered as one class.

In addition, no holder of debt securities will have any right to institute any action under the Indenture to disturb or prejudice the rights of any other holder of debt securities. (Indenture, Section 807)

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808)

We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 606)

Modification and Waiver

Without the consent of any holder of debt securities issued under the Indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;

(ii)	to add to our covenants or to surrender any of our rights or powers under the Indenture;

(iii)	to add additional events of default under the Indenture;

(iv)	to change, eliminate or add any provision to the Indenture; provided, however, that, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(a)	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or

(b)	when no debt securities of the affected series remain outstanding under the Indenture;

(v)	to provide collateral security for all but not part of the debt securities;

(vi)	to establish the form or terms of debt securities of any series as permitted by the Indenture;

(vii)	to provide for the authentication and delivery of bearer securities;

(viii)	to evidence and provide for the acceptance of appointment of a successor trustee;

(ix)	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

(x)	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

(xi)	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(xii)	to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act.

(Indenture, Section 1201)

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with the requirements that we:

(i)	preserve our corporate existence; and

(ii)	adhere to the restrictions on consolidation, merger and conveyance contained in the Indenture.

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding and with respect to which compliance is to be omitted, considered as one class, may waive our compliance with the requirements that we:

(i)	maintain an office or agency where payment of the debt securities can be made and notices and demands relating to the debt securities can be delivered; and

(ii)	comply with any additional covenants or restrictions with respect to a particular series of debt securities established in the instrument creating the series.

(Indenture, Section 607)

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected as described below. (Indenture, Section 813)

If any provision of the Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the provision of the Trust Indenture Act will control. If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act will be deemed to apply to the Indenture as so modified or to be excluded. (Indenture, Section 108)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series or tranches of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series or tranches, as the case may be, that are directly affected will be required. No such amendment or modification may:

(i)	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made; or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

(ii)	reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, without the consent of all the holders of the series; or

(iii)	modify certain of the provisions of the Indenture relating to supplemental indentures, restrictions on the ability of the holders of the debt securities to waive covenant compliance (as described above) and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

(Indenture, Section 1202)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (Indenture, Section 1202)

The Indenture provides that debt securities owned by us, any other obligor upon the debt securities or an affiliate of ours or the other obligor shall be disregarded and considered not to be outstanding in determining whether the required holders of all of the debt securities or of any particular series of debt securities have given a request or consent unless we, the other obligor or the affiliate own all of the debt securities or all of the particular series of debt securities (except if more than one series is voting together as a class, in which case the debt securities of the series owned entirely by us, the other obligor or the affiliate will be disregarded). (Indenture, Section 101)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104)

Removal or Resignation of the Trustee

The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of any series of debt securities may remove the trustee with respect to the securities of that series at any time by giving written notice to us and the trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. (Indenture, Section 910) If the trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act, the trustee generally must either eliminate the conflicting interest or resign within 90 days. (Indenture, Section 908)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106)

Title

We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308)

Governing Law

The Indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 113)

Book-Entry Debt Securities

Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global debt securities (which we refer to as a book-entry note), which will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. The depositary or its nominee will not transfer any book-entry note unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

•	the depositary may transfer the whole registered global security to a nominee;

•	the depositary’s nominee may transfer the whole registered global security to the depositary;

•	the depositary’s nominee may transfer the whole registered global security to another of the depositary’s nominees; and

•	the depositary or its nominee may transfer the whole registered global security to its (or its nominee’s) successor.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry note in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a book-entry note will be limited to persons that have accounts with the depositary for such book-entry note, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a book-entry note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by such book-entry note. The accounts to be credited will be designated by the dealers. underwriters or agents participating in the distribution of such debt securities, or by us if we offer and sell such notes directly.

For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global debt security and the participants will only be able to transfer such interests through the depositary’s records. For persons holding their beneficial interest through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that some purchasers of securities take physical delivery of such securities in certificated form. These laws may impair the ability to transfer beneficial interests in a book-entry note.

So long as the depositary or its nominee is the registered owner of a book-entry note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such book-entry note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a book-entry note will not be entitled to have the debt securities represented by a book-entry note registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a book-entry note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

Interest and Premium

Payments of principal, premium, if any, and interest on debt securities represented by a book-entry note will be made to the depositary or its nominee as the registered owner of such book-entry note. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a book-entry note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a book-entry note, will credit promptly the accounts of the related participants with payment in amounts proportionate to their respective beneficial interests in such book-entry note as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a book-entry note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any debt securities represented by a book-entry note is at any time unwilling or unable to continue as depositary, or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the relevant book-entry note. In addition, we may at any time determine not to have debt securities represented by one or more book-entry notes, and, in such event, will issue debt securities in certificated form in exchange for the book-entry note or notes representing such debt securities. Further, if we so specify with respect to a book-entry note, an owner of a beneficial interest in such book-entry note may, on terms acceptable to us and the depositary, receive debt securities in certificated form. Any debt securities issued in certificated form in exchange for a book-entry note will be registered in such name or names that the depositary, pursuant to instructions from its direct or indirect participants or otherwise, gives to the trustee. (Indenture, Section 305)

Information About the Trustee

The trustee under the Indenture is The Bank of New York Mellon. In addition to acting as trustee under the Indenture, The Bank of New York Mellon acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our businesses.

DESCRIPTION OF COMMON STOCK

The following description of the terms of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate. This section also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of our certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents and Delaware law.

Authorized and Outstanding Shares

Our authorized capital stock consists of (i) 400,000,000 shares of common stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2010, 223,889,619 shares of common stock were outstanding, and no shares of preferred stock were outstanding. All of the outstanding shares of common stock are fully paid and nonassessable.

Dividend Rights

Subject to the prior rights of any outstanding shares of preferred stock, holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors. We may pay dividends on the common stock from any funds, property or shares legally available for this purpose.

Voting Rights and Cumulative Voting

Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of the holders of common stock. Holders of common stock do not have cumulative voting rights for the election of directors.

Preemptive Rights

The holders of common stock have no preemptive rights to purchase additional shares of common stock or any other securities of the Company.

Liquidation Rights

In the event we are liquidated, dissolved or wound up, after payment (or making provision for payment) of our debts and liabilities and payment of the full preferential amounts to which the holders of any outstanding series of preferred stock are entitled, the holders of common stock are entitled to receive the balance of our remaining assets, if any.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC, serves as the transfer agent and registrar for our common stock.

Delaware Business Combination Statute

The business combination statute under Delaware law prohibits a corporation from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period to the date of determination owned) 15% or more of the corporation’s voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and certain employee stock plans, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of a corporation to or with an interested stockholder, except proportionately as a stockholder of the corporation;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries;

•

any transaction resulting in the interested stockholder increasing his proportionate ownership of the stock of any class or series, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of stock not caused by the interested stockholder; and

•	other transactions resulting in an interested stockholder receiving a financial benefit, other than proportionately as a stockholder of the corporation.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute. Because our certificate of incorporation and bylaws do not include any provision to “opt-out” of the Delaware business combination statute, the statute will apply to business combinations involving us.

Board of Directors

Our board of directors currently consists of twelve directors. Each director is elected at the annual meeting of stockholders to serve a one-year term and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through underwriters or dealers, through agents, directly to one or more purchasers, or through any of these methods of sale. We will describe in the accompanying prospectus supplement the specific plan of distribution, including (i) the identity of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them and their compensation, (ii) the initial offering price of the securities and the proceeds that we will receive from the sale and (iii) any securities exchange on which the securities will be listed.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement, the validity of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by Kirk J. Emge, Esq., our General Counsel, and by Covington & Burling LLP, Washington, D.C.

EXPERTS

The revised financial statements and schedules as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated September 17, 2010 of Pepco Holdings, Inc. (the “September 2010 Form 8-K”) and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting in the Form 10-K of Pepco Holdings, Inc. for the year ended December 31, 2009 (the “2009 Form 10-K”)) incorporated in this Prospectus by reference to the September 2010 Form 8-K and 2009 Form 10-K, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POM.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sales of the securities offered hereby.

•

Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010 (File No. 001-31403) and our Current Report on Form 8-K filed with the SEC on September 17, 2010 (File No. 001-31403), which revises and supersedes our consolidated financial statements and certain of the accompanying footnotes for each of the three years in the period ending December 31, 2009, Management’s Discussion and Analysis of Financial Condition and Results of Operations and certain other financial information in the Form 10-K to reflect the classification of our Conectiv Energy segment as a discontinued operation;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 7, 2010 (File No. 001-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 6, 2010 (File No. 001-31403);

•	Our Current Reports on Form 8-K filed with the SEC on January 8, 2010, April 21, 2010, May 5, 2010, May 24, 2010, July 1, 2010, July 6, 2010, July 8, 2010 and July 20, 2010 (File No. 001-31403); and

•

The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on July 23, 2002 (File No. 001-31403), registering the common stock under Section 12(b) of the Exchange Act and any amendment or report subsequently filed for the purpose of updating such description.

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. Our telephone number is (202) 872-2900.

$250,000,000

2.70% Senior Notes due October 1, 2015

PROSPECTUS SUPPLEMENT

September 27, 2010

Joint Book-Running Managers

BofA Merrill Lynch

RBS

Scotia Capital

Co-Managers

KeyBanc Capital Markets

SunTrust Robinson Humphrey